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   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 18, 1997
                                                          Registration No. 333-

                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549
                              __________________
                                   FORM S-8
                         REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1993
                              __________________
                             PARENT HOLDING CORP.
            (Exact name of registrant as specified in its charter)
            DELAWARE                                             67-1716020
(State or other jurisdiction                                 (I.R.S. Employer
of incorporation or organization)                            Identification No.)

                              __________________

         755 CROSSOVER LANE
         MEMPHIS, TENNESSEE                                         38117
(Address of Principal Executive Offices)                          (Zip Code)

                              __________________

                PROMUS HOTEL CORPORATION 1995 STOCK OPTION PLAN
            PROMUS HOTEL CORPORATION BONUS REPLACEMENT OPTIONS PLAN
   AMENDED AND RESTATED EQUITY PARTICIPATION PLAN OF DOUBLETREE CORPORATION
                           (Full title of the plans)
                              __________________
                              RALPH B. LAKE, ESQ.
                         SECRETARY AND GENERAL COUNSEL
                             PARENT HOLDING CORP.
                              755 CROSSOVER LANE
                           MEMPHIS, TENNESSEE  38117
                    (Name and address of agent for service)
                                (901) 374-5000
         (Telephone number, including area code, of agent for service)
                              __________________
                                  Copies to:
                             JOHN M. NEWELL, ESQ.
                               LATHAM & WATKINS
                       633 WEST FIFTH STREET, SUITE 4000
                        LOS ANGELES, CALIFORNIA  90071
                                (213) 485-1234
                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------
                                                   Proposed             Proposed
                                  Amount            Maximum             Maximum             Amount of
Title of                          to be          Offering Price         Aggregate          Registration
Securities to be Registered    Registered (1)     Per Share (2)     Offering Price (2)         Fee
-------------------------------------------------------------------------------------------------------
Common Stock,                   5,484,224 (1)      $29.25              $160,416,790          $47,323
$.01 par value
-------------------------------------------------------------------------------------------------------

(1) The amount of shares to be registered is comprised of (i) 2,249,668 shares pursuant to the Promus Hotel Corporation 1995 Stock Option Plan,
     (ii) 60,506 shares pursuant to the Promus Hotel Corporation Bonus Replacement Options Plan and (iii) 3,174,050 shares pursuant to the Amended and Restated Equity Participation Plan of Doubletree Corporation.
(2) Estimated for purposes of computing the registration fee only. Pursuant to Rule 457(h), the Proposed Maximum Aggregate Offering Price is based upon aggregate exercise price of outstanding options under (i) the Promus Hotel Corporation 1995 Stock Option Plan ($58,381,767), (ii) the Promus Hotel Corporation Bonus Replacement Options Plan ($1,784,685) and (iii) the Amended and Restated Equity Participation Plan of Doubletree Corporation ($100,250,338). The Proposed Maximum Offering Price Per Share is calculated by dividing the Proposed Maximum Aggregate Offering Price by the Amount to be Registered.

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
                                    PART I

Item 1.   Plan Information

     Not required to be filed with this Registration Statement.

Item 2.   Registrant Information and Employee Plan Annual Information

     Not required to be filed with this Registration Statement.


                                    PART II

Item 3.   Incorporation of Documents by Reference.

     The Registrant, Parent Holding Corp., a Delaware corporation, hereby incorporates the following documents in this Registration Statement by reference:

     (a) The Annual Reports on Form 10-K of Doubletree Corporation ("Doubletree") and Promus Hotel Corporation ("Promus") for the fiscal year ended December 31, 1996.

     (b) The Quarterly Reports of Doubletree and Promus for the quarterly periods ended March 31, 1997, June 30, 1997 and September 30, 1997 and all other reports of Doubletree and Promus filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since December 31, 1997.

     (c) The description of the Registrant's Common Stock contained in the Registration Statement on Form 8-A filed with the Securities and Exchange Commission (the "Commission") pursuant to the Exchange Act, on December 17, 1997.

     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing such documents.

Item 4.   Description of Securities

     Not applicable.

Item 5.   Interests of Named Experts and Counsel

     Not applicable.

Item 6.   Indemnification of Directors and Officers

     Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145 of the DGCL further provides that, to the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; and that indemnification provided by, or granted pursuant to,
Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled. Section 145 further empowers the corporation to purchase and maintain insurance on behalf of any person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145 of the DGCL.

     Article tenth of the Registrant's Certificate of Incorporation provides, in detail, for the indemnification of directors, officers and employees of the Registrant to the fullest extent permitted under Section 145 of the DGCL.

     Section 102(b)(7) of the DGCL enables a Delaware corporation to provide in its certificate of incorporation for the elimination or limitation of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any such provision cannot eliminate or limit a director's liability (1) for any breach of the director's duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the DGCL (which imposes liability on directors for unlawful payment of dividends or unlawful stock purchase or redemption); or (4) for any transaction from which the director derived an improper personal benefit. Article Thirteenth of the Certificate of Incorporation of Promus eliminates the liability of a director of Promus to Promus or its stockholders for monetary damages for breach of fiduciary duty as a director to the full extent permitted by the DGCL.

     Under the Agreement and Plan of Merger dated as of September 1, 1997 by and among Promus, Doubletree and the Registrant, as amended on October 1, 1997 to add Promus Acquisition Corp. and Doubletree Acquisition Corp., two wholly-owned subsidiaries of the Registrant, as parties (the "Merger Agreement"), for a period of six years after the Effective Time (as defined in the Merger Agreement), the Registrant is required to maintain or shall cause the Surviving Corporations (as defined in the Merger Agreement) to maintain (to the extent available in the market) in effect a directors' and officers' liability insurance policy covering those persons who are currently covered by Doubletree's or Promus's directors' and officers' liability insurance policy with coverage in amount at least as favorable as Doubletree's or Promus's existing coverage; provided that in no event is the Registrant or the Surviving Corporations required to expend in the aggregate in excess of 200% of the annual premium currently paid by Doubletree and Promus for such coverage. If the premium would exceed 200% of such amount, then the Registrant or the Surviving Corporations in required to maintain insurance policies which provide the maximum and best coverage available at an annual premium equal to 200% of such amount. Additionally, the Merger Agreement requires that the

Registrant defend and hold harmless each person who prior to the Effective Time was or became an officer or director of Doubletree or Promus against all liabilities (and shall advance expenses related thereto) arising out of the fact that such person was an officer or director of such entities to the full extent that would have been permitted under Delaware law and the certificate of incorporation or bylaws of such entities.

     The Registrant carries policies of insurance which cover the individual directors and officers of the Registrant for legal liability and which would pay on behalf of the Registrant for expenses of indemnification of directors and officers in accordance with the Certificate of Incorporation.

Item 7.   Exemption from Registration Claimed

     Not applicable.

Item 8.   Exhibits

4.1 Promus Hotel Corporation 1995 Stock Option Plan (Incorporated by reference from Annex III-A of the Definitive Proxy Statement on Schedule 14A of The Promus Companies Incorporated, dated April 24, 1995, File No. 1-10410)

4.2 Promus Hotel Corporation Bonus Replacement Options Plan (Incorporated by reference from Promus's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, filed May 15, 1997)

4.3 Amended and Restated Equity Participation Plan of Doubletree Corporation (Incorporated by reference from Doubletree's Current Report on Form 8-K, dated February 27, 1996)

5.1 Opinion of Latham & Watkins as to the legality of the securities being registered

23.1  Consent of KPMG Peat Marwick LLP

23.2  Consent of Arthur Andersen LLP

23.3  Consent of Latham & Watkins (included in Exhibit 5.1 hereto)

24.1  Powers of Attorney (included on page 6)


Item 9.   Undertakings

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (b) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

               (c) To include any material information with respect to the plan of distribution.

          (2) For the purpose of determining any liability under the Securities Act, to treat each such post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering thereof.

          (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Sections 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registra tion statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURE


     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on this 18th day of December, 1997.

                                PARENT HOLDING CORP.


                                By: /s/ Raymond E. Schultz
                                   -----------------------------------
                                   Raymond E. Schultz
                                   Chief Executive Officer and
                                   Chairman of the Board


                               POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Raymond E. Schultz and Richard M. Kelleher, and each or any of them, his true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in their capacities and on the dates indicated.


/s/ Raymond E. Schultz              Chief Executive Officer,     December 18, 1997
----------------------------------  Chairman of the Board
Raymond E. Schultz                  and Director


/s/ Richard M. Kelleher             President, Chief Operating   December 18, 1997
----------------------------------  Officer and Director
Richard M. Kelleher

/s/ William L. Perocchi             Chief Financial Officer      December 18, 1997
----------------------------------  (Principal Financial and
William L. Perocchi                 Accounting Officer)




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